EXHIBIT 10.2

AMENDED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The Board of Directors of Coastal Financial Corporation (the “Company”) determines the compensation of the Company’s non-employee directors in conjunction with recommendations made by the Compensation Committee of the Company (the “Compensation Committee”) in accordance with this Director Compensation Policy (the “Policy”).

The Company uses a combination of cash and share-based compensation to attract and retain qualified candidates to serve on the Board of Directors. Eric M. Sprink does not receive fees or other compensation for his service as a director of the Company or Coastal Community Bank.

Effective October 26, 2020, the Policy was amended and the Company’s non-employee directors will receive compensation for service and attendance as follows:

•	The Chair of the Board of Directors and chair of the audit and compensation committee combined (the same director chairs both committees) receives annual cash compensation of $50,000;
•	Other committee chairs receive annual cash compensation of $45,000;
•	Other directors receive annual cash compensation of $40,000;
•	The Chair of the Board of Directors receives $25,000 in restricted stock annually; and
•	Other directors receive $15,000 in restricted stock annually.